FOR IMMEDIATE RELEASE                                         EXHIBIT 99.1
Contact:
Scott D. Kantor
Chief Financial Officer
LeCroy Corporation
Tel:  845.425.2000

           LeCroy Corporation Announces Pricing of Follow-On Offering

Chestnut Ridge, NY, April 8, 2004 - LeCroy Corporation (NASDAQ: LCRY), a leading worldwide provider of oscilloscopes and related test and measurement equipment, today announced the pricing of its follow-on offering of 1,500,000 shares of common stock at $19.00 per share. Of these shares, 500,000 newly issued shares will be offered by the Company and 1,000,000 shares will be offered by selling stockholders. LeCroy has granted the underwriters an option to purchase up to an additional 15 percent of the shares of common stock included in the offering to cover over-allotments, if any, within 30 days. Net proceeds to the Company are expected to be approximately $8.0 million, excluding any proceeds from the exercise of the over-allotments. The underwriters include SG Cowen as the sole book-runner, Needham & Company, Inc. as the co-lead manager and Thomas Weisel Partners LLC.

A registration statement related to 2,825,000 shares of common stock in this public offering was filed with the Securities and Exchange Commission and has been declared effective. The size of the offering was reduced to 1,500,000 shares.

Commenting on the transaction, LeCroy President and Chief Executive Officer, Tom Reslewic, said, "We are pleased that we were able to complete this offering in a difficult market and provide liquidity for a major shareholder, Value Act Capital, and additional cash for LeCroy's balance sheet. Because our stock could not be sold at a price that was as high as we had been seeing when we started this process, we chose to reduce the size of the offering. At the completion of this transaction we will have further distributed the ownership of LeCroy and we will have added $8.0 million to LeCroy's balance sheet."

This filing can be accessed at the SEC's website at www.sec.gov. This press release shall not constitute an offer to sell nor the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

Printed copies of the final offering prospectus may be obtained from SG Cowen Securities Corp., 1221 Avenue of the Americas, 14th Floor, New York, NY 10020.

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